Exhibit 10.1

M/I Homes, Inc.
Form of Award Formulas and Performance Goals
Under the 2004 Executive Officer Compensation Plan
For Executive Officers
Effective January 1, 2007

In accordance with the terms of the M/I Homes, Inc. 2004 Executive Officer Compensation Plan (the “Plan”), the Compensation Committee shall, for each Participant (as defined in the Plan), annually establish the award formulas and performance goals (as those terms are defined in the Plan) to be measured to determine the amount of the cash bonus awards for each Plan Year. Set forth below are the award formulas and performance goals for the 2007 Plan Year for the ______________. As stated in the Plan, the maximum amount that any Participant may receive under the Plan for any Plan Year is 500% of his 2004 base salary. The ________________’s maximum cash bonus award under the Plan for the 2007 Plan Year is ___% of his base salary as of February 13, 2007 (the “2007 Maximum Cash Bonus Award”).

The actual amount of the cash bonus earned by the __________________ with respect to the 2007 Plan Year will be based (1) 60% on the Company’s actual net income in 2007, (2) 20% on the Company’s homebuyer satisfaction ratings in 2007 and (3) 20% on the Company’s return on beginning equity (“ROE”) in 2007 in accordance with the following award formulas and performance goals:

   Actual Net Income:
               If the Company’s 2007 actual net income (the “2007 Actual Net Income”) is at least 40% of the Company’s 2007 budgeted net income level (the “2007 Budgeted Net Income”), the _______________ will receive 5% of this portion of the bonus award (which represents 3% of the 2007 Maximum Cash Bonus Award). This percentage amount (i.e., the 5%) will increase to: (1) 37% of this portion of the bonus award if the 2007 Actual Net Income is at least equal to the 2007 Budgeted Net Income; (2) 52% of this portion of the bonus award if the 2007 Actual Net Income exceeds the 2007 Budgeted Net Income by at least 50%; (3) 73% of this portion of the bonus award if the 2007 Actual Net Income exceeds the 2007 Budgeted Net Income by at least 100%; and (4) 100% of this portion of the bonus award if the 2007 Actual Net Income exceeds the 2007 Budgeted Net Income by at least 900%. These percentage amounts will increase proportionately between these levels.

     Homebuyer Satisfaction Rating:
If the Company’s homeowners survey score in 2007 to the Question “Would you recommend M/I homes to a friend or relative” is at least 79%, the _______________ will receive 10% of this portion of the bonus award (which represents 2% of the 2007 Maximum Cash Bonus Award). This percentage amount (i.e., the 10%) will increase proportionately up to 100% at a score in 2007 of 88% on this same question. Notwithstanding the foregoing, if the 2007 Actual Net Income is less than the 2007 Budgeted Net Income, this portion of the bonus award will be reduced, on a pro-rata basis, based on the percentage of the 2007 Budgeted Net Income achieved by the Company. For example, if the Company achieves 50% of the 2007 Budgeted Net Income, then only 50% of the amount otherwise payable for this portion of the bonus award will be earned.

   ROE:
        If the Company’s ROE is at least 10%, the _________________will receive 50% of this portion of the bonus award (which represents 10% of the 2007 Maximum Cash Bonus Award). This percentage amount (i.e., the 50%) will increase proportionately up to 100% if the Company achieves 20% ROE.

PAYMENT
The _________________must be employed in this capacity with the Company on the date bonuses are distributed to receive a bonus. No amounts are considered due or payable if the employment relationship with the Company is terminated.

ACKNOWLEDGED:

Name	Date